Therapeutic Solutions International, Inc.
Discover the future

701 Wild Rose Lane
Elk City, ID, 83525

4093 Oceanside Blvd. Suite B
Oceanside, CA, 92056

January 05, 2023

SENT VIA U.S. CERTIFIED MAIL & ELECTRONIC TRANSMISSION

Jadi Cell, LLC
1100 Biscayne Blvd., #6104
Miami, Florida 33132
Email: dallaspatel@gmail.com
Attention: Dr. Amit Patel, MD,
Managing Member

W. Michael Black
Mitchell, Barlow & Mansfield, P.C.
Nine Exchange Place, Suite 600
Salt Lake City, Utah 84111
Office (801) 998-8888
Direct (801) 456-7638

Dear Mr. Black,

In accordance with our license agreement that we entered into on February 9, 2021, and terms-memorialized on September 14, 2021, we request to have prepared and delivered ten (10) aliquots of cells from Master Cell Bank One.

We request transfer of these cells to our possession within 15 days or as soon as practicable, together with associated description of the cell numbers and characterization documentation validating they are the claimed cells of the '176 patent (US Patent 9,803,176 B2).

As part of the transfer process, we request you provide us immediately or as soon as possible the available documentation associated with the cells including temperature logs, chain of custody logs, and regulatory paperwork since December of 2020 – the time period of negotiations for the exclusive world-wide patent license for lung indications – up to the present including copies of paperwork for both Charles River Certifications of Master Cell Bank One.

We prefer to use World Currier for the transportation of the cells, and we will organize the shipment as soon as you provide us the location and time of pick up.

As time is of the essence, we appreciate your immediate attention and cooperation in this matter.

Timothy G. Dixon
President and CEO
Therapeutic Solutions International

CC: Thomas Ichim, PhD
Hugh D. Kelso III, Esq.